Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2025 RESULTS
RUTLAND, VERMONT (July 31, 2025) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and six-month periods ended June 30, 2025.
Key Highlights:
•Revenues were $465.3 million for the quarter, up $88.2 million, or up 23.4%, from the same period in 2024.
•Solid waste pricing for the quarter was up 5.0% from the same period in 2024, with 4.9% collection price growth and 5.8% disposal price growth.
•Net income was $5.2 million for the quarter, down $(1.8) million, or down (25.7)%, as compared to $7.0 million for the same period in 2024.
•Adjusted EBITDA, a non-GAAP measure, was $109.5 million for the quarter, up $17.9 million, or up 19.5%, from the same period in 2024.
•Net cash provided by operating activities was $139.6 million for the year-to-date period, up $59.9 million from the same period in 2024.
•Adjusted Free Cash Flow, a non-GAAP measure, was $70.8 million for the year-to-date period, up $31.3 million from the same period in 2024.
•Acquired six businesses year-to-date with approximately $90 million in annualized revenue, with another $30 million to come with the anticipated closing of the recently announced Mountain State Waste transaction.
“We delivered strong growth again in the second quarter across our key financial metrics, as we continue to execute on our operating plans and acquisition strategy, including six acquisitions completed in the first half of this year with over $90 million in annualized revenue,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “We are excited about our pending acquisition of Mountain State Waste, which will expand our footprint in Pennsylvania and into the adjacent West Virginia market, and look forward to welcoming their employees and customers to Casella.”
“In the base business, we again delivered consistent same store organic growth in revenue, Adjusted EBITDA and Adjusted Free Cash Flow, driven in particular by performance across our legacy Northeast footprint and stronger landfill volumes year-over-year,” Casella said. “From a margin perspective, our recent acquisition activity, where we tend to acquire private businesses at initial Adjusted EBITDA margins below our consolidated levels, as well as the pace of synergy realization in the Mid-Atlantic, were a near-term headwind, but represent opportunities for margin expansion going forward.”
Q2 2025 Results
Revenues were $465.3 million for the quarter, up $88.2 million, or up 23.4%, from the same period in 2024, with revenue growth mainly driven by: the rollover impact from acquisitions, including deals closed in prior periods; sustained collection and disposal price growth; and strong National Accounts growth in our Resource Solutions segment.
Operating income was $19.3 million for the quarter, down $(3.7) million, or down (16.3)%, from the same period in 2024, primarily impacted by higher depreciation and amortization expense related to acquisition growth.
Net income was $5.2 million for the quarter, down $(1.8) million, or down (25.7)%, from the same period in 2024, largely driven by the factors impacting operating income. Adjusted Net Income was $23.0 million for the quarter, up $1.3 million, or up 5.9% from the same period in 2024.
Adjusted EBITDA was $109.5 million for the quarter, up $17.9 million, or up 19.5%, from the same period in 2024, driven by both acquisition contribution and organic growth.
Please refer to "Non-GAAP Performance Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.

Net cash provided by operating activities was $139.6 million for the six months ended June 30, 2025, up $59.9 million from $79.8 million for the same period in 2024, driven by both acquisition contribution and organic growth, lower cash interest payments and a lower outflow from changes in working capital compared to the same period in 2024. Adjusted Free Cash Flow for the six months ended June 30 was $70.8 million, up $31.3 million from $39.5 million for the same period in 2024.
Please refer to "Non-GAAP Liquidity Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2025 Outlook
“We are increasing revenue guidance, reflecting our acquisition activity in the first half; raising the bottom end of the range for Adjusted Free Cash Flow, reflecting strong cash flow performance in the first half and our increased confidence in the second half; and reaffirming our guidance range for Adjusted EBITDA, as the contribution from additional acquisitions to date have not moved us outside of our original guidance range,” Casella said.
The Company updated guidance for the fiscal year ending December 31, 2025 ("fiscal year 2025") by estimating results in the following range:
•Revenues between $1.820 billion and $1.840 billion (raised from a range of $1.775 billion to $1.805 billion);
•Net income between $8 million and $18 million (revised from a range of $10 million to $25 million);
•Net cash provided by operating activities between $325 million and $335 million (revised from a range of $320 million to $335 million); and
•Adjusted Free Cash Flow between $170 million and $180 million (revised from a range of $165 million to $180 million).
The Company reaffirmed guidance for fiscal year 2025 by estimating results in the following range:
•Adjusted EBITDA between $410 million and $425 million.
The guidance ranges include acquisition activity completed to date, including the $90 million of annualized revenue acquired in the first half of 2025, but do not include the impact of any acquisitions that have not been completed, including the acquisition of Mountain State Waste.
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2025 are described in the Unaudited Reconciliation of Fiscal Year 2025 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2025 do not contemplate any unanticipated impacts.
Conference Call to Discuss Quarter
The Company will host a conference call to discuss these results on Friday, August 1, 2025 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively, upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors may visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2025, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices, wages, and tariffs; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the increasing focus on per - and polyfluoroalkyl substances (“PFAS”) and other emerging contaminants, including the recent designation by the U.S. Environmental Protection Agency of two PFAS chemicals as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act, will likely lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; disruptions or limited access to domestic and global transportation or the imposition of tariffs could impact the Company's ability to sell recyclables into end markets; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Brian J. Butler, CFA
Vice President of Investor Relations
(802) 772-2264
Media:
Jeff Weld
Vice President of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$465,334	$377,163	$882,435	$718,170
Operating expenses:
Cost of operations	308,070	243,787	588,521	474,578
General and administration	54,523	47,184	111,009	91,517
Depreciation and amortization	77,006	55,338	148,497	109,375
Expense from acquisition activities	6,463	7,836	11,992	12,847
	446,062	354,145	860,019	688,317
Operating income	19,272	23,018	22,416	29,853
Other expense (income):
Interest expense, net	13,000	12,697	24,598	25,767
Other income	(615)	(477)	(933)	(828)
Other expense, net	12,385	12,220	23,665	24,939
Income (loss) before income taxes	6,887	10,798	(1,249)	4,914
Provision (benefit) for income taxes	1,679	3,792	(1,647)	2,025
Net income	$5,208	$7,006	$398	$2,889
Basic weighted average common shares outstanding	63,461	58,109	63,424	58,070
Basic earnings per common share	$0.08	$0.12	$0.01	$0.05
Diluted weighted average common shares outstanding	63,563	58,199	63,524	58,161
Diluted earnings per common share	$0.08	$0.12	$0.01	$0.05

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$217,772	$383,303
Accounts receivable, net of allowance for credit losses	178,879	165,917
Other current assets	67,874	64,085
Total current assets	464,525	613,305
Property and equipment, net of accumulated depreciation and amortization	1,240,746	1,164,815
Operating lease right-of-use assets	111,103	98,050
Goodwill	1,088,709	1,002,266
Intangible assets, net of accumulated amortization	315,425	313,468
Other non-current assets	36,403	38,164
Total assets	$3,256,911	$3,230,068
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$22,511	$42,619
Current operating lease liabilities	11,776	10,291
Accounts payable	116,826	111,087
Current accrued final capping, closure and post-closure costs	2,779	3,224
Contract liabilities	44,176	50,690
Other accrued liabilities	75,348	89,406
Total current liabilities	273,416	307,317
Debt, less current portion	1,120,963	1,090,632
Operating lease liabilities, less current portion	79,158	64,449
Accrued final capping, closure and post-closure costs, less current portion	178,684	169,006
Other long-term liabilities	50,509	47,825
Total stockholders' equity	1,554,181	1,550,839
Total liabilities and stockholders' equity	$3,256,911	$3,230,068

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$398	$2,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,497	109,375
Interest accretion on landfill and environmental remediation liabilities	7,426	5,862
Amortization of debt issuance costs	1,519	1,482
Stock-based compensation	7,777	4,809
Operating lease right-of-use assets expense	10,392	8,489
Other items and charges, net	1,124	3,209
Deferred income taxes	(148)	156
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(37,337)	(56,490)
Net cash provided by operating activities	139,648	79,781
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(175,018)	1,296
Additions to intangible assets	—	(199)
Additions to property and equipment	(121,878)	(74,900)
Proceeds from sale of property and equipment	503	827
Net cash used in investing activities	(296,393)	(72,976)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	25,000	1,750
Principal payments on debt	(32,984)	(20,020)
Payments of debt issuance costs	(802)	—
Net cash used in financing activities	(8,786)	(18,270)
Net decrease in cash, cash equivalents and restricted cash	(165,531)	(11,465)
Cash, cash equivalents and restricted cash, beginning of period	383,303	220,912
Cash, cash equivalents and restricted cash, end of period	$217,772	$209,447
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$28,575	$30,389
Cash income tax payments	$164	$5,098
Right-of-use assets obtained in exchange for finance lease obligations	$17,340	$15,300
Right-of-use assets obtained in exchange for operating lease obligations	$22,033	$3,154

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$5,208	$7,006	$398	$2,889
Provision (benefit) for income taxes	1,679	3,792	(1,647)	2,025
Other income	(615)	(477)	(933)	(828)
Interest expense, net	13,000	12,697	24,598	25,767
Depreciation and landfill amortization	57,889	43,100	109,914	84,572
Amortization of intangibles (i)	19,117	12,238	38,583	24,803
Expense from acquisition activities (ii)	6,463	7,836	11,992	12,847
Depletion of landfill operating lease obligations	3,050	2,497	5,589	4,695
Interest accretion on landfill and environmental remediation liabilities	3,715	2,926	7,426	5,862
Adjusted EBITDA	$109,506	$91,615	$195,920	$162,632
Adjusted EBITDA as a percentage of revenues	23.5%	24.3%	22.2%	22.6%
Depreciation and landfill amortization	(57,889)	(43,100)	(109,914)	(84,572)
Depletion of landfill operating lease obligations	(3,050)	(2,497)	(5,589)	(4,695)
Interest accretion on landfill and environmental remediation liabilities	(3,715)	(2,926)	(7,426)	(5,862)
Adjusted Operating Income	$44,852	$43,092	$72,991	$67,503

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$5,208	$7,006	$398	$2,889
Amortization of intangibles (i)	19,117	12,238	38,583	24,803
Expense from acquisition activities (ii)	6,463	7,836	11,992	12,847
Tax effect (iii)	(7,837)	(5,411)	(15,827)	(10,148)
Adjusted Net Income	$22,951	$21,669	$35,146	$30,391

Diluted weighted average common shares outstanding	63,563	58,199	63,524	58,161

Diluted earnings per common share	$0.08	$0.12	$0.01	$0.05
Amortization of intangibles (i)	0.30	0.21	0.61	0.43
Expense from acquisition activities (ii)	0.10	0.13	0.19	0.22
Tax effect (iii)	(0.12)	(0.09)	(0.26)	(0.18)
Adjusted Diluted Earnings Per Common Share	$0.36	$0.37	$0.55	$0.52
(i)Amortization of intangibles is the add-back of non-cash amortization of acquired intangibles such as covenants not-to-compete, customer relationships and trade names.
(ii)Expense from acquisition activities is comprised primarily of legal, consulting, rebranding, information technology and other costs associated with the due diligence, acquisition and integration of acquired businesses. The three and six months ended June 30, 2024 included a charge for an increase in the reserve against accounts receivable of the businesses acquired in the acquisition of four wholly owned subsidiaries of GFL Environmental Inc., as a result of our inability to pursue collections during the transition services period with the seller, resulting in accounts receivable aged beyond what is typical in our business.
(iii)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that showing the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$89,525	$72,102	$139,648	$79,781
Capital expenditures	(66,403)	(44,649)	(121,878)	(74,900)
Proceeds from sale of property and equipment	287	339	503	827
Southbridge Landfill closure (i)	—	787	—	1,482
Cash outlays for acquisition expenses (ii)	5,442	4,941	11,768	9,435
Acquisition capital expenditures (iii)	12,117	6,571	39,986	12,659
McKean Landfill rail capital expenditures (iv)	800	1,030	800	3,225
FLSA legal settlement payment (v)	—	—	—	6,150
Landfill capping charge - veneer failure payment (vi)	—	794	—	850
Adjusted Free Cash Flow	$41,768	$41,915	$70,827	$39,509
(i)Southbridge Landfill closure are cash outlays associated with the unplanned, early closure of our landfill located in Southbridge, Massachusetts (“Southbridge Landfill”). The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017, and expects to incur cash outlays through satisfaction of the closure requirements and the environmental remediation process. In August 2024, the Company received the final closure permit related to Southbridge Landfill and entered the post-closure period.
(ii)Cash outlays for acquisition expenses are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, consulting, rebranding, information technology and other costs as part of the Company’s strategic growth initiative.
(iii)Acquisition capital expenditures are acquisition-related capital expenditures that are necessary to transition and upgrade acquired assets to Company operating standards and to achieve strategic synergies associated with integrating newly acquired operations, which can be considered, together with acquisition purchase price, as part of the initial overall investment in an acquired business.
(iv)McKean Landfill rail capital expenditures are long-term infrastructure capital expenditures related to rail side development at the Company's landfill in Mount Jewett, PA ("McKean Landfill"), which is different from the landfill construction investments in the normal course of operations.
(v)FLSA legal settlement payment is the cash outlay of a legal settlement related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain claims under the Fair Labor Standards Act of 1938 ("FLSA") as well as state wage and hours laws.
(vi)Landfill capping charge - veneer failure payment is the cash outlay associated with operating expenses incurred to clean up the affected capping material at the Company's landfill in Seneca, New York that has been reimbursed to us by a third party.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2025 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2025:

(Estimated) Twelve Months Ending December 31, 2025
Net income	$8,000 - $18,000
Provision for income taxes	4,000 - 9,000
Other income	(2,000)
Interest expense, net	53,000
Expense from acquisition activities	18,000
Depreciation and landfill amortization	227,000
Amortization of intangibles	77,000
Depletion of landfill operating lease obligations	11,000
Interest accretion on landfill and environmental remediation liabilities	14,000
Adjusted EBITDA	$410,000 - $425,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2025:

(Estimated) Twelve Months Ending December 31, 2025
Net cash provided by operating activities	$325,000 - $335,000
Capital expenditures	(240,000)
Acquisition capital expenditures	60,000
Cash outlays for acquisition expenses	18,000
McKean Landfill rail capital expenditures	7,000
Adjusted Free Cash Flow	$170,000 - $180,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Unaudited Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three months ended June 30, 2025 and 2024 are as follows:

	Three Months Ended June 30,
	2025			2024
	Gross Revenues	Intercompany Revenues	Third-Party Revenues	Gross Revenues	Intercompany Revenues	Third-Party Revenues
Collection	$316,844	$(18,939)	$297,905	$239,658	$(15,699)	$223,959
Disposal	144,924	(73,345)	71,579	129,254	(64,131)	65,123
Landfill gas-to-energy	1,556	—	1,556	1,983	—	1,983
Processing	3,291	(707)	2,584	3,258	(378)	2,880
Solid waste	466,615	(92,991)	373,624	374,153	(80,208)	293,945
Processing	40,437	(3,971)	36,466	35,986	(2,711)	33,275
National Accounts	55,403	(159)	55,244	50,067	(124)	49,943
Resource Solutions	95,840	(4,130)	91,710	86,053	(2,835)	83,218
Total revenues	$562,455	$(97,121)	$465,334	$460,206	$(83,043)	$377,163

Components of consolidated revenue growth for the three months ended June 30, 2025 compared to the three months ended June 30, 2024 are as follows:

	Amount	% of Related Business	% of Total Company
Solid waste operations:
Collection	$11,043	4.9%	2.9%
Disposal	3,770	5.8%	1.0%
Processing	(1)	—%	—%
Solid waste price	14,812	5.0%	3.9%
Collection	(2,584)	(1.2)%	(0.7)%
Disposal	384	0.6%	0.1%
Processing	(287)	(10.0)%	(0.1)%
Solid waste volume	(2,487)	(0.8)%	(0.7)%
Intercompany transfers to National Accounts	(1,338)		(0.4)%
Surcharges and other fees	3,241		0.9%
Commodity price and volume	(618)		(0.2)%
Acquisitions	66,069	22.5%	17.6%
Total solid waste operations	79,679	27.1%	21.1%
Resource Solutions operations:
Price	2,463	3.0%	0.7%
Volume	3,822	4.6%	1.0%
Intercompany transfers from solid waste	1,338		0.4%
Surcharges and other fees	(209)		(0.1)%
Acquisitions	1,078	1.3%	0.3%
Total Resource Solutions operations	8,492	10.2%	2.3%
Total Company	$88,171		23.4%

Components of capital expenditures(i) for the three and six months ended June 30, 2025 and 2024 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Growth capital expenditures:
Acquisition capital expenditures	$13,317	$6,571	$38,659	$12,659
McKean Landfill rail capital expenditures	800	1,030	800	3,225
Other	5,981	2,358	8,073	4,992
Growth capital expenditures	20,098	9,959	47,532	20,876
Replacement capital expenditures:
Landfill development	5,122	13,606	7,262	17,808
Vehicles, machinery, equipment and containers	28,970	15,491	50,172	28,245
Facilities	9,735	4,447	12,678	6,009
Other	2,478	1,146	4,234	1,962
Replacement capital expenditures	46,305	34,690	74,346	54,024
Capital expenditures	$66,403	$44,649	$121,878	$74,900
(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) acquisition capital expenditures that are necessary to transition and upgrade acquired assets to Company operating standards and to achieve strategic synergies associated with integrating newly acquired operations, which can be considered, together with acquisition purchase price, as part of the initial overall investment in an acquired business; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of landfill permit expansions, investment in infrastructure to increase throughput at transfer stations and recycling and other processing facilities, capital expenditures for new equipment, such as trucks, containers or compactors, to support new contracts or other organic business growth, and other development projects in support of our growth strategies. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not otherwise defined as growth capital expenditures.